UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 18, 2009

CORNERSTONE HEALTHCARE PLUS REIT, INC.
 (Exact name of registrant as specified in its charter)

Maryland	333-139704	20-5721212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400
Irvine, California 92614
(Address of principal executive offices)

(949) 852-1007
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT.

Joint Venture to Develop a Long-Term Acute Care Hospital in Rome, GA

General

On January 12, 2010, through a wholly-owned indirect subsidiary, Cornerstone Healthcare Plus REIT, Inc. (the “Company”) funded an investment in a joint venture along with Cornerstone Private Equity Fund Operating Partnership, LP (the “Cornerstone Co-Investor”), an affiliate of the Company’s sponsor that is also advised by Cornerstone Leveraged Realty Advisors, LLC, and affiliates of The Cirrus Group, an unaffiliated entity, to develop a $16.3 million free-standing medical facility on the campus of the Floyd Medical Center in Rome, Georgia.  The agreements pursuant to which the Company agreed to fund this investment were dated as of December 18, 2010.  The material features of the investment in the joint venture and the development are described below. The terms of the related construction financing are set forth under Item 2.03 below.

Joint Venture Parties and Structure

                The Cornerstone JV Entity. The Company invested approximately $2.7 million to acquire an 83.3% equity interest in Cornerstone Rome LTH Partners LLC (the “Cornerstone JV Entity”) through a wholly-owned subsidiary of its operating partnership, CGI Healthcare Operating Partnership, LP (“CGI Healthcare”).  The Cornerstone Co-Investor invested approximately $532,000 to acquire the remaining 16.7% interest in the Cornerstone JV Entity.  As the manager of the Cornerstone JV Entity, CGI Healthcare generally has the authority to direct and control the business of the Cornerstone JV Entity; however, under the terms of the operating agreement for the Cornerstone JV Entity, certain major decisions regarding the business of the Cornerstone JV Entity require the unanimous approval of CGI Healthcare and the Cornerstone Co-Investor.  The operating agreement contains terms, conditions, representations, warranties and indemnities that are customary and standard for joint ventures in the real estate industry.

                Parties to the Rome Joint Venture. The Cornerstone JV Entity contributed approximately $3.2 million of capital to acquire a 90% limited partnership interest in Rome LTH Partners, LP (the “Rome Joint Venture”).  Three affiliates of The Cirrus Group (collectively the “Cirrus Limited Partners”) contributed an aggregate of approximately $354,000 to acquire an aggregate 9.5% limited partnership interest in the Rome Joint Venture.  A fourth affiliate of the Cirrus Group  acts as the general partner and holds the remaining 0.5% interest in the Rome Joint Venture (the “Cirrus General Partner” and, collectively with the Cirrus Limited Partners, the “Cirrus Partners”).    As a result of the structure described above, the Company holds an approximately 75% indirect equity interest in Rome Joint Venture, the Cornerstone Co-Investor holds an approximately 15% indirect equity interest and the Cirrus Partners hold the remaining 10% equity interest.  The Company’s equity capital investment in the joint venture was funded from proceeds from its ongoing initial public offering.

Management of the Rome Joint Venture. Under the partnership agreement of the Rome Joint Venture, the Cirrus General Partner generally has control over the affairs of the partnership and the development project, except that certain major decisions with respect to the business of the partnership require the approval of a majority in interest of the partners.  Such major decisions include, among others, (i) the sale or transfer of all or substantially all of the partnership’s assets, (ii) termination of the ground lease with Floyd Medical Center, (iii) admission of new partners, (iv) loans of partnership funds, (v) changes to the proposed use of the new facility and (vi) significant changes to the contract for the construction of the new facility.

Distributions to the Rome Joint Venture Partners. Distributions are made generally to return capital contributions to the Rome Joint Venture partners with preferred returns.  Thereafter distributions are paid in varying amounts depending on whether the Cirrus Partners are then entitled to receive a promotional interest in the cash flows of the partnership (the “Cirrus Promote”).  During the period that the Cirrus Promote is in effect, cash flow of the partnership is distributed in part to the partners in proportion to their relative capital contribution account balances, and in part to the Cirrus Partners in accordance with their respective promote percentages.  After the Cirrus Promote has terminated, cash flow of the partnership is distributed to the partners in proportion to their relative capital contribution account balances.  Under the partnership agreement, the Cirrus Promote remains in effect until the Cirrus Partners elect to exercise the right, between the second and fourth anniversaries of the effective date of the partnership agreement, to initiate a monetization procedure pursuant to which the Cornerstone JV Entity is required to pay a promote termination amount to the Cirrus Partners that is calculated based upon the value of the development property at the time the monetization procedure is initiated.

Additional Capital Contributions.  Pursuant to the partnership agreement of the Rome Joint Venture, the partners may be required to fund additional capital contributions determined to be necessary by the Cirrus General Partner.  Controllable cost overruns on the development project are to be paid 100% by the Cirrus Limited Partners in the form of mandatory capital contributions to the Rome Joint Venture that are not credited to the respective capital accounts of the Cirrus Limited Partners. Before the Cirrus Promote is terminated, additional capital contributions are generally payable 45% by the Cornerstone JV Entity and 55% by the Cirrus Limited Partners.  After the Cirrus Promote terminates, further additional capital contributions are payable by the partners in proportion to their percentage interests in the Rome Joint Venture.  With the exception of certain capital contributions related to the repayment of the construction loan, additional capital contributions generally require the prior consent of the Cornerstone JV Entity.

Buy/Sell Rights. The limited partners of the Rome Joint Venture generally may not transfer their respective interests in the partnership without the prior written consent of the Cirrus General Partner and the Cornerstone JV Entity.  In the event that a limited partner decides to effect a voluntary transfer of all or a portion of such partner’s interest, then the partnership and the other partners shall have a right of first refusal to purchase such partnership interests at a purchase price determined based upon the value of the development property at the time of such proposed transfer.

Management Fees. Under the Rome Joint Venture partnership agreement, the Cirrus Partners are entitled to receive certain fees related to the management and financing of the project.  During the construction period, the Rome Joint Venture shall pay the Cirrus General Partner a development fee equal to 3.6% of the total cost of construction of the development project as provided for in the development budget.  In connection with securing the construction loan, the Rome Joint Venture will pay a financing fee of 0.5% of the amount of the construction loan to an affiliate of the Cirrus Group.  Beginning on the date the development is completed, the Rome Joint Venture shall pay an affiliate of the Cirrus Group an annual property management fee of 3.5% of the total gross rental income generated by the property, which may be partially offset by property management fees paid under tenant leases.

           Ground Lease.  Effective as of December 18, 2009, the Rome Joint Venture entered into a ground lease with Floyd Medical Center to lease the land for the proposed development. The first year ground lease payment is $17,500 and the expense is passed through to the tenants under the terms of their leases. The ground lease has an initial term of 40 years, with a guaranteed right to renew for an additional 40-year term.

The Development Project

                The aggregate budgeted development cost for the proposed development of the long-term acute care medical facility is approximately $16.3 million.  The development cost will be funded with approximately $3.54 million of initial capital from the Rome Joint Venture and a $12.75 million construction loan described under Item 2.03 below. The Company expects to fund its portion of any future required capital contributions using proceeds raised in its ongoing public offering.

The long-term acute care medical facility is planned to comprise approximately 53,000 square feet, of which 86% percent will be occupied by a long-term acute care hospital operated by RehabCare Group, Inc. pursuant to a long-term net lease. RehabCare Group, Inc. is one of the country’s largest providers of service in the post-acute care setting.  The remaining space will be occupied by Floyd Medical Center as clinical space, also pursuant to a long-term net lease.  The new facility will replace and expand The Specialty Hospital, LLC, an existing 24-bed long term acute care hospital operated by RehabCare Group, Inc. and currently housed in the existing main Floyd Medical Center building.  The new facility will be a separate freestanding building connected to the existing hospital and will have a total of 45 beds.  The expanded facility will serve patients throughout the northwest Georgia and northeast Alabama region who are in need of intensive care for an extended period of time.  There are no competing facilities within a 50-mile radius of the new development project.

 In evaluating this development as a potential investment and determining the appropriate amount of consideration to be paid for this investment, the Company considered a variety of factors including overall valuation of targeted net rental income, location, demographics, existing and planned competitive properties and price per square foot and analyzed how the investment compares to comparables in its market.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF BALANCE SHEET ARRANGEMENT OF REGISTRANT

Rome Joint Venture Construction Financing

In connection with this development, the Rome Joint Venture entered into a $12.75 million construction loan.  The loan will mature on December 18, 2012, with two 1-year extension options dependent on certain financial covenants.  The loan bears a variable interest rate with a spread of 300bp over 1-month LIBOR with a floor of 6.15%.  Monthly payments for the first twelve months will be interest-only.  Monthly payments beginning the thirteenth month will include interest and principal based on a 25-year amortization period.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

99.1	Press Release dated January 12, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE HEALTHCARE PLUS REIT, INC.

Dated: January 14, 2010	By:	/s/ Sharon C. Kaiser
Sharon C. Kaiser,
Chief Financial Officer